Exhibit 99.1

FOR IMMEDIATE RELEASE

American Finance Trust, Inc.

Announces Common Stock Dividend for Third Quarter 2020

NEW YORK, July 1, 2020 – American Finance Trust, Inc. (“AFIN”) (Nasdaq: AFIN / AFINP) announced today that it intends to continue to pay monthly dividends on each share of AFIN’s Class A common stock at an annualized rate of $0.85 per share or $0.2125 per share on a quarterly basis. Dividends will be paid on a monthly basis on the 15th day of each month (unless otherwise specified) to common stock holders of record on the applicable record date of such month.

Accordingly, AFIN declared a dividend of $0.0708333 on each share of AFIN’s Class A common stock payable on each of July 15, 2020, August 17, 2020 and September 15, 2020 to Class A common stock holders of record at the close of business on July 13, 2020, August 10, 2020 and September 8, 2020, respectively.

About American Finance Trust

American Finance Trust, Inc. (Nasdaq: AFIN) is a publicly traded real estate investment trust listed on the Nasdaq focused on acquiring and managing a diversified portfolio of primarily service-oriented and traditional retail and distribution related commercial real estate properties in the U.S. Additional information about AFIN can be found on its website at www.americanfinancetrust.com.

Important Notice

The statements in this press release that are not historical facts may be forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause actual results or events to be materially different. The words “anticipates,” “believes,” “expects,” “estimates,” “projects,” “plans,” “intends,” “may,” “will,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of AFIN’s control, which could cause actual results to differ materially from the results contemplated by the forward-looking statements. These risks and uncertainties include the potential adverse effects of the ongoing global coronavirus pandemic, including actions taken to contain or treat the coronavirus, on AFIN, AFIN’s tenants and the global economy and financial markets and that the information about second quarter to date rent collections may not be indicative of any future period, as well as those risks and uncertainties set forth in the Risk Factors section of AFIN’s Annual Report on Form 10-K for the year ended December 31, 2019 filed on February 27, 2020, AFIN’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2020 filed on May 7, 2020 and all other filings with the SEC after that date, as such risks, uncertainties and other important factors may be updated from time to time in AFIN’s subsequent reports. Further, forward-looking statements speak only as of the date they are made, and AFIN undertakes no obligation to update or revise any forward-looking statement to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results, unless required to do so by law.

Contacts:

Investor Relations

investorrelations@americanfinancetrust.com

(866) 902-0063